UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒ Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ATERIAN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ATERIAN, INC.

350 Springfield Avenue

Suite 200

Summit NJ, 07901

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be Held on Friday July 14, 2023

This proxy statement supplement, dated June 30, 2023 (the “Supplement”), supplements the definitive proxy statement (which we refer to as the “Proxy Statement”) of the Board of Directors of Aterian, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on June 2, 2023 relating to the annual meeting of stockholders of the Company to be held virtually, via live webcast at www.virtualshareholdermeeting.com/ATER2023, on Friday, July 14, 2023 at 10:00 a.m. eastern time. Terms used herein and not otherwise defined shall have the meaning given them in the Proxy Statement. The purpose of this Supplement is to provide additional information with respect to possible changes to the vote required for the adoption of Proposal No. 2 – the Reverse Stock Split (as such term is defined in the Proxy Statement). To the extent that information in this supplement differs from information disclosed in the proxy statement, the information in this Supplement applies.

If the Company has not received proxies authorizing “For” votes for Proposal No. 2 from a majority of the Common Stock issued and outstanding and entitled to vote at the time the Company convenes the Annual Meeting on July 14, 2023, the Company intends to adjourn the Annual Meeting to reconvene on August 11, 2023, at 10:00 a.m. Eastern time virtually, via live webcast at www.virtualshareholdermeeting.com/ATER2023 to solicit additional votes in favor of Proposal No. 2.  The Company will adjourn the Annual Meeting only if Proposal No. 3 has been approved by stockholders.  If the Company adjourns the Annual Meeting, proxies submitted before the adjournment will be voted at the reconvened Annual Meeting unless a stockholder submits a later-dated proxy or revokes his or her proxy.  The May 17, 2023 Record Date will continue to apply to determine the holders of Common Stock who are entitled to vote at the reconvened Annual Meeting.

The Delaware General Assembly is considering amendments to the Delaware General Corporation Law (the “DGCL”) that may become effective before the Annual Meeting reconvenes on August 11.  The DGCL amendments would change the stockholder vote required to effect a reverse split of stock that is listed on a national securities exchange and meets certain other requirements.  The Common Stock is listed on a national securities exchange.  The DGCL amendments are anticipated to become effective on August 1, 2023, if they are passed by the Delaware General Assembly and signed into law by the Governor of Delaware on or before that date.  If the amendments to the DGCL become effective before the Company reconvenes the Annual Meeting, the Board of Directors reserves the right to rely upon the new stockholder vote requirements authorized by the DGCL amendments.  The DGCL amendments would permit the Company to effect the Reverse Stock Split if the votes cast “For” Proposal No. 2 exceed the votes cast “Against” Proposal No. 2, assuming the presence of a quorum and if the shares of Common Stock meet the listing requirement of the national securities exchange on which they are listed relating to the minimum number of holders immediately after the amendment effecting the Reverse Stock Split becomes effective. Under this voting standard, abstentions and broker non-votes (if any), and shares of Common Stock that are not present in person or by proxy at the reconvened Annual Meeting, will have no effect on the outcome of the vote on Proposal No. 2.    However, if during the adjournment the Company has received proxies authorizing “For” votes in favor of Proposal 2 from a majority of the voting power of the Common Stock outstanding and entitled to vote, there will be no need to rely on the proposed amendments to the DGCL even if they are enacted into law.

Information about the Company’s 2023 annual meeting of stockholders, scheduled for July 14, 2023, and the Reverse Stock Split are set forth in the Proxy Statement, which is supplemented to reflect the information set forth above. The Proxy Statement, together with this Supplement, have been filed with the Securities and Exchange Commission. The Proxy Statement and this Supplement, along with our annual report to stockholders are also available at www.proxyvote.com.

Stockholders who have already submitted proxies for this meeting may revoke them, or if they wish to change their vote they may do in any one of the following four ways:

•	You may submit another properly completed and executed proxy card with a later date;

•

You may submit a new proxy through the internet by going to www.proxyvote.com and following the instructions set forth on the internet site or scan the QR code with your smartphone, or by telephone by dialing 1-800-690-6903 in the United States using a touchtone telephone and following the recorded instructions. Have your proxy card available when you access the web page or call (your latest internet or telephone instructions submitted prior to the deadline will be followed);

•	You may send a written notice that you are revoking your proxy to our secretary, c/o Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit NJ, 07901;

•	You may attend the Annual Meeting online and vote electronically during the Annual Meeting. However, simply attending the Annual Meeting will not, by itself, revoke your proxy.